Exhibit 99.1

This offering document constitutes an offering of the securities described herein only in those jurisdictions and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to sell such securities. This document is not, and under no circumstances is to be construed as, an advertisement or a public offering of the securities described herein in Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein, and any representation to the contrary is an offence.

CBOT Holdings, Inc.

Class A Common Stock

The Offering

The Class A common stock being offered in Canada is part of an offering (the “Offering”) of shares of Class A common stock (the “Shares”) of CBOT Holdings, Inc. (the “Company”) by the Company and certain selling stockholders (the “Selling Stockholders”). The Company has granted to the underwriters an option to purchase additional Shares at the public offering price less the underwriting discounts and commissions, to cover over-allotments of Shares. Attached and forming part of this document is a copy of the prospectus regarding the Offering being made in the United States. The Offering in Canada is being made in all provinces of Canada other than the Provinces of Nova Scotia and New Brunswick.

Relationships with an Underwriter and its Affiliate

Citigroup Global Markets Inc., one of the underwriters, is a Selling Stockholder in the Offering. Citigroup Derivatives Markets Inc., an affiliate of Citigroup Global Markets Inc., is also a Selling Stockholder in the Offering. As such, the Company and Citigroup Global Markets Inc. may be considered “related issuers” and/or “connected issuers” under applicable Canadian securities legislation. For more information, see the “Use of Proceeds”, “Principal and Selling Stockholders” and “Underwriting” sections in the attached prospectus. The terms of the Offering were negotiated at arm’s length between the Company and the underwriters identified in the attached prospectus. The underwriters will not receive any benefit from the Company in connection with the Offering other than as disclosed in the attached prospectus.

Resale Restrictions

The distribution of the Shares in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares are made. Any resale of the Shares in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.

Representations of Purchasers

By purchasing shares in Canada and accepting a purchase confirmation a purchaser is representing to the Company, the Selling Stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Shares without the benefit of a prospectus qualified under those securities laws,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information collection is available on request.

Rights of Action – Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the Shares, for rescission against the Company and the Selling Stockholders in the event that this document contains a misrepresentation without regard to whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company or the Selling Stockholders. In no case will the amount recoverable in any action exceed the price at which the Shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company and the Selling Stockholders will have no liability. In the case of an action for damages, the Company and the Selling Stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of the Company’s directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or those persons. All or a substantial portion of the Company’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or those persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Shares in their particular circumstances and about the eligibility of the Shares for investment by the purchaser under relevant Canadian legislation.